Exhibit 99.2

Wako Logistics Group Completes Acquisition of Seattle-Based Customs Brokerage and Logistics Company

CHICAGO, Dec. 5, 2006 /Xinhua-PRNewswire-First Call/ -- Wako Logistics Group, Inc. ("WLG") (OTC Bulletin Board: WKOL) today announced it has completed the acquisition of all the outstanding common stock of Mare-Shreve Associates, Inc., ("MR"),a Washington state based company.

Chris Wood, CEO of WLG, commented: "Acquiring MR adds an important dimension to WLG, and will allow us to offer a broader range of services to our international customers from an expanded office network in the United States. MR has a mature customs brokerage practice that is known for providing quality and personalized services to its customers. With this acquisition, WLG will now be able to offer in-house customs brokerage to its growing portfolio of US based customers. In turn, WLG's offices in Asia and especially China will add an impetus to the growth of MR's freight forwarding business. We expect that the acquisition of MR will not only have a positive and immediate impact on our bottom line, but will enhance our competitive position in the North American market."

About Mare-Shreve Associates, Inc.

Founded in 1979, with fully-staffed offices in Seattle, Washington and Long Beach, California, MR provides a full range of customs brokerage, logistics and freight forwarding services to a diverse and stable customer base. MR specializes in serving customers that ship products by air and sea in the Asia-US trade lanes for import into the US. MR is known for its customer service, its attention to detail and its commitment to providing quality logistics solutions to its customers.

About Wako Logistics Group, Inc.

WLG is a non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services in Asia, Australia, North America and Europe. Additional information is available at http://www.wakogroup.com/ .

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.